AMENDMENT

To Transfer Agency and Service Agreement Between

Homestead Funds, Inc.

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 23rd day of May 2017 between EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A (collectively, the "Funds" and individually, the "Fund") and Boston Financial Data Services, Inc. (the "Transfer Agent"). In accordance with Section 16.1 (Amendment) of the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of September 18, 2008, as amended (the "Agreement") the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Section 1 (Terms of Appointment and Duties).Section 1 of the Agreement is hereby amended by as follows:

(i)	By adding the following new paragraph between the second and third sentences of Section l .2(g):

"In addition to calls normally handled by the Transfer Agent, in the event of a service disruption at the Fund's phone center, a business continuity event, or other corporate event, the parties agree that the Fund may also forward to the Transfer Agent those calls that would be otherwise received and handled by the Fund. The Fund shall provide two weeks advance notice whenever possible of planned call forwarding event, and as much notice as reasonably possible in all other circumstances. Any unused forwarding event in any month shall not carry over to future months. The Fund will not be charged for the Fund's standard weekly call forward events on Wednesdays (or such other weekday as may be mutually agreed by the parties) for one and a half (1½) hours for the Fund's staff meetings. If overall call volumes increase such that the Transfer Agent is receiving an average of sixty (60) calls per day for any two (2) out of three (3) consecutive  months, the parties agree to review the call forwarding arrangement and mutually agree upon new fees and parameters for such services. The parties further agree that any call related service levels shall be waived for any day or days during which a call forwarding event is in effect."

(ii)	By adding the following new paragraph at the end of Section 1.2(g):

"The Transfer Agent acknowledges that nothing in this section authorizes the Transfer Agent to provide fiduciary investment advice as defined by the Employee Retirement Income Security Act of 1974 ("ERISA") section 3(21)(A)(ii) and associated labor regulations and guidance. With respect to call center services, the Transfer Agent is authorized to provide information only on a non-fiduciary basis, such as providing education information and materials, as defined by 29 C.F.R. § 2510.3-21 and applicable Department of Labor guidance."

(iii)	By replacing the existing language in Section 1.5 its entirety with the following:

"1.5 Service Level Standards. Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its transaction processing. Transfer Agent's performance of the Services under this Agreement will be measured using the Service Level Standards, which are made a part of this Agreement as Schedule 1.5 hereto. Transfer Agent shall provide to the Fund, a quarterly report with respect to Transfer Agent's processing against the Service Level Standards. The parties agree to work together to resolve any performance issues in good faith. The parties annually shall review and discuss the Service Level Standards and shall make such changes therein as to which they mutually agree."

2.	Section 10. Section 10 of the Agreement is hereby amended by adding Section 10.5 as follows:

"10.5 For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information  that the Fund is obligated  by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined above); and (b) with respect to the Transfer Agent's Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial info1mation, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know how," organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent's business, operations or systems (or  to  the business, systems or operations of the Transfer Agent's affiliates or third parties)

3.	Section 1I. Section 11.5 through 11.7 of the Agreement are hereby deleted in their entirety and replaced by the following.

"11.5 Reports. The Transfer Agent will furnish to the Fund, on a semi-annual basis, a SOC I (Type 2) Report at no additional cost to the Fund, as well as such other reports and information  relating to the Transfer Agent's policies and procedures, as the parties may mutually agree upon. The Transfer Agent will also continue such regular ad hoc and other reporting as mutually agreed upon between the parties.

"11.6 Information Security. The Transfer Agent maintains and  will  continue  to maintain a fo1mal information security program that includes administrative, physical and technical controls at each service location and across its information systems to provide safeguards against the destruction, loss, theft, misuse, or unauthorized alteration of the Fund's Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its written policies and implemented information security controls to remain compliant with regulatory requirements. Additionally, the Transfer Agent's information security program shall be reasonably designed to (a) protect against any anticipated threats or hazards to the security or integrity of the Fund's Confidential Information, including Customer Information; (b) protect against unauthorized disclosures, access, or use of the Fund's Confidential Information, including Customer Information; (c) ensure the proper disposal of media used to store Fund's Confidential Information, including Customer Information; (d) implement controls, including encryption, to protect Fund's Confidential Information, including Customer Information, while transmitted over external networks; and, (e) ensure that all employees, contractors and subcontractors of Transfer Agent, if any, comply with all of the foregoing policies. If the Transfer Agent or its agents discover or are notified that that someone has violated security relating to the Fund's Confidential Information, including Customer Information, the Transfer Agent shall (a) notify the Fund at securityevent@nreca.org  of such violation as soon as practicable, but in no event  later than twen ty-four (24) hours after confirmation of such violation, and (b)  inform Fund whether the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents, contractor, or subcontractor, at the time of such v iolation.   Additionally,  the Transfer Agent  shall (i) promptly investigate, contain and address the violation, (ii) advise the Fund as to the steps being taken with respect to such violation, and, where applicable, such steps reasonably designed to prevent future occurrences, (iii) assist the Fund with any investigation necessary to comply with applicable law or regulation, and (iv) in the event that there is any unauthorized use or disclosure involving C ustomer Information that would require credit monitoring services  under applicable law, Transfer Agent shall offer compensation for third-party credit monitoring services to each affected individual whose Customer Information may have been used or disclos ed  for a period consistent with state  law, but, in no case, for a period  less than twelve (12) months following the date of notification by Fund to such individuals.

11.7 Business Continuity and Disaster Recovery. The Transfer Agent shall maintain a comprehensive  business continuity and disaster recovery plan and shall provide an excutive summary of such plan up reasonable request by the Fund. The Transfer Agent's business continuity and disaster recovery plan will include maintaining backup and recovery capabilities sufficiently resilient and geographically diverse and that are reasonably designed to achieve next business day resumption of trading and four-hour resumption of critical systems in the event of a wide-scale disruption. The Transfer Agent shall test the adequacy of its business continuity and disaster recovery plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent shall provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption  that  materially impacts the Transfer Agent's provision of services under this Agreement, the Transfer Agent shall promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan."

4.	Section 12 (Termination of Agreement). Section 12 of the Agreement, as previously amended, is hereby amended by replacing the first sentence of Section 12.1 with the following:

"The initial term of this Agreement (the "Initial Term") shall commence on July 1, 2017 and shall continue through December 31, 2021."

5.	Schedule 1.5 (Service Level Standards). The Agreement is hereby amended by replacing Schedule 1.5 to the Agreement with new Schedule 1.5, attached hereto and incorporated herein.

6.

Schedule 3.1 (Fees and Expenses). Schedule 3.1 to the Agreement effective May 1, 2011 through September 17, 2014 is replaced and superseded with the attached Schedule 3.1 effective July 1, 2017 through December 31, 2021.

7.	All defined terms and definitions in the Agreement shall be the same in this amendment (the "Amendment") except as specifically revised by this Amendment; and

8.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

BOSTON FINANCIAL DATA SERVICES, INC.

SCHEDULEl.5 SERVICE LEVEL STANDARDS

Effective Date: July 1, 2017

The service level standards reflected in this Schedule represent the levels standards which the Fund may reasonably expect Transfer Agent to generally achieve in performing the services set forth in the Agreement. Notwithstanding anything in the Agreement or any other supplement to the contrary, this does not mean, and, Transfer Agent neither represents, warrants or covenants that, nor does the Fund expect, that Transfer Agent shall meet, fulfill or comply with the foregoing standards at all times. Rather, it is the expectation of the parties that, in the event of a failure to meet, fulfill or comply  with the foregoing standards the two parties shall coordinate and cooperate to correct the inadequacies.

Service Level	lYfeasureme11!fReporting

Transaction Processing Accuracy

The Transfer Agent's accuracy results will meet or exceed the minimum acceptable level of performance of 98% for financial transaction processing for the quarter, and 96% for non-financial transaction processing for the quarter.

The Transfer Agent's accuracy results are reported on a calendar quarter basis. Financial result calculations are based upon all corrective and original processing TA2000 volumes.

Non-financial results will be based upon a sample of 300 non-financial transactions using the Transfer Agent's "Critical to Quality" criteria, which are based upon potential customer impact errors. Non-financial results are measured using the Transfer Agent's QAT group.

Note: Since the non-financial results are based on a small sample, a "precision factor or variable" will be published with the quarterly report. For purposes of this Schedule 1.5, the Transfer Agent shall also be deemed to have met the Service Level if Transfer Agent's performance for that Service Level varies from the service level by no more than the precision variable for that calendar quarter.

Service Level	Measurement/Reporting

Quarterly Call Answer Rate

Each quarter, no less than 98% of calls will be answered by a Transfer Agent service representative during the applicable hours. However, monthly statistics will be available.

Transfer Agent will provide the Fund with a quarterly report detailing the number of Calls received and the Call Answer Rate achieved. Calls will be charted through Transfer Agent's call tracking system.

Quarterly Call Answer Speed Each quarter, no less than 98.75% of the calls will be answered within an average of 60 seconds during the applicable hours. However, monthly statistics will be available.

Transfer Agent will provide the Fund with a quarterly report detailing the number of Calls received and the Call Answer Speed achievea. Calls will be charted through Transfer Agent's call tracking system.

Service Level	Measurement/Reporting

System Availability (Desktop AWD access, TA 2000 access, and TA2000 Voice)

98% availability 7 days a week, 24 hours a day (with the exception of sporadic file outages that result in error messages to the end user, not to exceed 30 minutes during the nightly cycle) and excluding scheduled and emergency maintenance periods.

Transfer Agent reserves the right to require additional down time for a planned event and will provide the Fund with 2 weeks' prior notice.

Results will be reported on a quarterly basis.

Service Levels - Prerequisites and Exceptions

In furtherance of the Transfer Agent's performance of the Services consistent with the Service Levels, the Fund will use all reasonable efforts to communicate to Transfer Agent, sales and volume projections prior to the beginning of each quarter, including any marketing campaigns that may materially impact the volume of transactions in the Fund.

Performance with respect to a Service Level shall not be calculated for any period or portion of a period where the Transfer Agent is unable to achieve a Service Level as a result of:

(ii)	a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities outside of Transfer Agent's control;
(iii)

the unavailability of any system, which is substantially required for the performance of the Services, for more than sixty (60) minutes, provided that such unavailability is beyond Transfer Agent's reasonable control and Transfer Agent notifies the Fund promptly of such unavailability;

(iv)	a disaster which requires Transfer Agent to process at its disaster recovery facility or when Transfer Agent's transaction processing is impeded by a Force Majeure event;
(v)	a failure to perform properly or timely by a third party (including the Fund's failure to provide a requested instruction) which is a prerequisite for Transfer Agent's performance;
(vi)	a disruption, failure or suspension of trading on a third party system, network or exchange (including the NSCC, DTC, the NYSE, or other similar body);
(vii)	a pre-planned, extraordinary event that the Fund was informed about in advance;
(viii)	a failure in equipment controlled in whole or in part by the Transfer Agent;
(ix)	a 15% or more increase in the volume of transactions or calls over the preceding twelve

(12) week period.

SCHEDULE 3.1 FEES AND EXPENSES

Effective Date: July 1, 2017 through December 31, 2021

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees: Non Networked Account Fee Networked Account Fee

Base Fee (per Fund)

Regulatory and Compliance Fee:

Compliance Plus Fee

Other Account Fees:

Closed Account Fee AMLFee

$12.00/account

$ 4.00/account

$19,500.00/fund

$0.50/account

$2.00/account

$0.40/Non-Networked Account

$0.25/Networked Account

Activity Based Fees:

New Account Set Up

Manual Financial Transactions Manual Non-Financial Transactions Telephone Calls (received/placed)

Ad-Hoc Reporting (in excess of IO reports/month)

Fund Implementation Fee:

Fiduciary Administration Fees:

Account Maintenance Fee (paid by shareholder)

Omnibus Transparency Fees:

Monitoring Fees

Monthly Administrative Fee Data Storage Fee

Annual Automated Work Distributor ("AWD") Fees 2

License and Remote Processing

Call Forwarding Event Fees

Per Call Surcharge Less than 2 hours 3

2-4 hours

4-8 hours

$4.50/each

$3.50/each

$2.50/each

$3.50/each

$50.00/report

$1,650.00/CUSIP

$15.00/SSN/Plan

$3,000 per month1

$0.0375 per accountlet per month

$5,000.00/workstation

$4.00 per call Waived

$250.00 per event

$500.00 per event

1 Includes fees for Omnibus Transparency, Short-Term Trade and Excessive Trader. Fee will remain at $3,000 per month during the term of this Schedule.

2 Excludes hardware, third-party software or connectivity costs.

3 Waiver applies to a maximum of three events ofless than 2 hours per month, and additional events ofless than 2 hours will be subject to 2-4 hour event rate.

Full/Multi-Day Event

FAN Plan Sponsor Fees

Transaction Fee

Reimbursable Expenses

In accordance with Section 3.2 of the Agreement.

$1,000.00 per day

$0.35 per transaction Billed as Incurred